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Exhibit 10.1.1

AMENDMENT TO THE
EMPLOYMENT AGREEMENT WITH WILLIAM A. SANGER

        WHEREAS, EMSC, Inc. ("Purchaser") and William A. Sanger ("Executive") entered into an Employment Agreement ("Agreement") on December 6, 2004, as amended; and

        WHEREAS, the Purchaser and the Executive desire to amend the Agreement to reflect compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, the Agreement is hereby amended effective January 1, 2009 as follows:

        1.     The third sentence of Section 6(a)(i) is deleted and replaced with the following:

    Upon such termination, Purchaser may elect, in its sole and absolute discretion, to pay the Executive his Base Salary in effect at the time of such termination for a period of 24 months following such termination as consideration for Executive's agreement set forth in paragraphs (b) and (c) of this Article 6, and any such payment shall be made on the Purchaser's regularly scheduled payroll dates during such period. Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Code") for purposes of any payment on termination of employment hereunder, payment shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

        2.     Section 6(a)(iii) is deleted and replaced with the following:

    By Purchaser, in its absolute discretion and for any reason, without Cause. Upon such termination, Purchaser shall (A) continue to pay the Executive his Base Salary in effect at the time of such termination for a period of 24 months following such termination, payable on the Purchaser's regularly scheduled payroll dates during such period, (B) pay, or cause a Subsidiary to pay, the Executive an equivalent lump sum cash amount in lieu of medical insurance, dental insurance and term life insurance (but excluding the life insurance referred to in the last sentence of paragraph (d) and Article 5) during the applicable termination period, and such lump sum shall be payable upon such termination, and (C) if the performance targets for the year are met, pay to Executive a pro rata portion (equal to a fraction, of which the numerator is the number of full months of Executive's employment in the year and the denominator is 12), of the bonus payable to Executive pursuant to Section 4(b), at such time as the Purchaser pays annual incentive bonuses for the year to executives of the Purchaser. In the event of a termination under this Section, all time-governed Sanger Options shall vest and be exercisable as and to the extent provided in Article 4.

        3.     The following language is added to the end of Section 6(a):

    Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Section 409A of the Code for purposes of any payment on termination of employment hereunder, payment shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

IN WITNESS WHEREOF, Purchaser and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, this 30th day of December, 2008 and effective January 1, 2009.

PURCHASER		ATTEST:
By:	/s/ Todd G. Zimmerman	By:
Its:	Executive Vice President	Its:

EXECUTIVE
/s/ William A. Sanger
Print:	William A. Sanger

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AMENDMENT TO THE EMPLOYMENT AGREEMENT WITH WILLIAM A. SANGER